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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

                                      Among

                                   MARK BEGERT

                                       And

                                  LINKTONE LTD.

                            Dated as of April 1, 2003

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                     THIS EMPLOYMENT AGREEMENT ("Agreement")
                          is made and entered into this

                             1st day of April, 2003
                             (the "Effective Date")

                                 by and between

                                   MARK BEGERT
                                (the "Employee")

                                       and

                           LINKTONE LTD. (THE COMPANY)

BACKGROUND

WHEREAS the Employee and Linktone Ltd. (a Cayman Islands-based corporation) have entered into the Original Employment Agreements dated March 26, 2003 and desire to terminate such agreements.

WHEREAS the Employee and the Company desire to enter into this Agreement for the purpose of retaining the services of the Employee, and wishes to provide the Employee with an inducement to remain with the Company;

WHEREAS the Employee has been employed by the Company

NOW, THEREFORE, intending to be legally bound, and in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

DEFINITIONS

"Affiliate" means with respect to any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

"Board" means Board of Directors.

"Cause" (i) Employee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Employee commits a material breach of this Agreement, which breach is not cured within twenty (20) days after written notice to Employee from the Company; (iv) Employee willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within twenty (20) days after written notice to Employee from the Company; or (v) Employee engages in malfeasance demonstrated by a pattern of failure to perform

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job duties diligently and professionally.

"Change in Control" shall be as defined in Section 4.32.

"Change in Control Audit Date" shall be the date upon which the Board of Directors of the Company and at least two out of the three of Acer IP Fund I Ltd, Jun Wu and Lunar Occidental Group LLC, certifies the audited accounts of the company for the first complete fiscal year, commencing on January 1st and ending on December 31st, after the Change in Control

"Change in Control Percentage of Stock Options" shall be 25%.

"Change in Control Remaining Percentage of Stock Options" shall be 75%.

"Change in Control Stock Option Exercise Date" shall be the earliest possible date upon which the value of one share of stock in the Company can be determined based upon any transaction resulting in a sale of a majority of shares owned by Common, Series A, Series B, Series C, Series D or Series E Shareholders, or as can be otherwise determined, in good faith, by the Board of Directors of the Company.

"Company" as defined in Preamble.

"Compensation Package Amount" shall be US$115,000 per annum for the period from the Effective Date through December 31, 2003, and shall be US$120,000 per annum thereafter, only and for purposes of definition shall not include any other compensation including stock option awards.

"Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit agreement or otherwise.

"Effective Date" as defined in Preamble

"Employee" as defined in Preamble

"Employment Capacity" shall be Chief Financial Officer reporting to the Chief Executive Officer of the Company.

"Employment Change of Control Termination Date" shall be the later of (i) 6 months after the Change in Control Audit Date; (ii) one year from the date of a Change of Control; or (iii) the date on which either the Company or the Employee elects not to extend the Agreement further by giving written notice to the other party.

"Employment Contract Termination Date" shall be the later of April 1, 2005 or the date on which either the Company or the Employee elects not to extend the Agreement further by giving written notice to the other party.

"Employment Final Termination Date" shall be the date upon which the Employee's employment with the Company ceases for any reason.

"Employee Stock Option" shall be the right given by the Company to the Employee on specific vesting dates during the Employment Term to purchase a specific number of Ordinary Shares of the

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Company, par value USD 0.01, at a specific strike price, for a length of time equal to the earlier of 10 years from the Effective Date, 6 months after the Employee Final Termination Date, or the Change in Control Stock Option Exercise Date, subject to the Change in Control provisions in Section 4.3.

"Employment Term" shall be as defined in Section 1.1.

"Exchange Act" means the Securities and Exchange Act of 1934, as amended.

"Good Reason" in the context of the employee's resignation is defined as (a) a change in the employees position which materially reduces the employee's level of responsibilities, duties or stature; (b) reduction in the employee's compensation or (c) a relocation of the employee's principal place of employment by more than 50 miles.

"Monthly Rate of Compensation" shall be the amount in US Dollars of the Compensation Package Amount divided by 12.

"Option Exercise Date" is the lesser of 10 years from the date first written above, or 6 months from Employment Termination.

"Person" means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended).

"Qualified Public Transaction" shall mean an underwritten public offering of Ordinary Shares of the Company at a public offering price that values the Company as a whole at no less than US $150,000,000 and yields gross proceeds to the Company in excess of US$30,000,000.

"Six Month Cliff Vesting Schedule" shall mean (i) an installment of the stock option award equal to 1/8th of the total award vesting six months from the Effective date; and (ii) the remaining 7/8ths of the stock option award vesting in equal monthly installments over the following 3.5 years.

"Subsidiary" means, with respect to any Person, any entity which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

ARTICLE I. EMPLOYMENT AND TERM

The Company employs Employee and the Employee hereby agrees to such employment by the Company during the Employment Term to serve as the Chief Financial Officer of the Company, with the customary duties, authorities and responsibilities of such position and such other duties, authorities and responsibilities relative to the Company that may from time to time be delegated to Employee by the officers of the Company. . Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Employee by the Company. Employee shall abide by the Company's rules, regulations, and practices as they may from time-to-time be adopted or modified.

1.1 EMPLOYMENT TERM. The Employment Term of this Agreement shall commence on the Effective Date and shall continue until the earlier of the Employment Contract Termination

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         Date or the Employment Final Termination Date, except in the event that a Change in Control occurs prior to the Employment Contract Termination Date.

1.2 FULL WORKING TIME. During the Employment Term, the Employee shall devote her or his attention, experience and efforts during normal business hours to the proper performance of her or his duties hereunder and to the business and affairs of the Company.

1.3 If a Change in Control occurs prior to the Employment Contract Termination Date, then the terms outlined in Section 4.3 shall apply.

ARTICLE 2. COMPENSATION PACKAGE AMOUNT

2.1 COMPENSATION PACKAGE AMOUNT PLUS BENEFITS IN KIND. During the Employment Term, as compensation for services hereunder, Employee shall be paid the Compensation Amount; or such greater amount as may from time to time be approved by the Board of Directors ("Board") (such salary, as increased from time to time, the "Base Salary"). Base Salary shall be payable in monthly installments of US$ and Chinese RMB.

         The Compensation Package a Amount plus Benefits in Kind shall include all compensation and Benefits in Kind described in any agreements signed between Employee and the Company, or its subsidiaries, should be entailed in the Compensation Package Amount and none of them should be treated as additional to the Compensation Amount specified in Page 2.

2.2      BENEFITS IN KINDS INCLUDES THE FOLLOWING:

         Housing Allowance (Rental, household utilities, telephone) Family Visits Allowance
         Meal Allowance
         Taxi Allowance
         Child Education Fees
         Laundry Allowance
         Transportation Allowance

         The Employee's benefits in kinds per annum shall be no more than USD $20,000.

         All the allowances will be paid according to actual expense and proper receipts/invoices will be required.

2.3 INDIVIDUAL INCOME TAX. The Company will pay individual income tax in respect of the Compensation Package Amount on behalf of the Employee according to PRC taxation laws and the tax amount will be deducted from the Employee's monthly base salary.

2.4 BENEFITS. The Employee shall participate in the plans or programs maintained by the Company for its expatriate employees generally that provide insurance, medical benefits, retirement benefits, or similar fringe benefits subject to the terms and eligibility requirements of such plans. Insurance premium for the employee is up to US$2,000 per annum

         The Employee shall be entitled to four weeks of paid vacation each calendar year of the

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         Employment Term, which must be taken in accordance with the Company's vacation policy then in effect.

2.5 EXPENSES. The Company shall pay or reimburse the Employee for reasonable business expenses actually incurred or paid by the Employee during the Employment Term, in the performance of her services hereunder.

2.6      STOCK OPTION AWARDS.

         2.6.1 The Employee will be granted the following Employee Stock Options during the Employment Term:

           2.6.1.1 An Employee Stock Option on 13,894 Ordinary Shares of the Company, subject to vesting in equal installments on a quarterly basis over a 4-year vesting period starting Mar
                      1. 2001, at a strike price per option equal to (i) in the event of a change in control as indicated in Section 4.3.1.4.2; or otherwise (ii) US$7.20.

           2.6.1.2 An Employee Stock Option on 32,000 Ordinary Shares of the Company, subject to vesting in equal installments on a semi-annual basis over a 2-year vesting period starting Jan 1. 2002, at a strike price per option equal to (i) in the event of a change in control as indicated in Section 4.3.1.4.2; or otherwise (ii) US$5.

           2.6.1.3 An Employee Stock Option on the number of Ordinary Shares of the Company based on the milestones listed below, subject to the Six Month Cliff Vesting Schedule, Audited Financial Accounts certified by the auditor of the Company and calculated on the Calculation Date in good faith by the Board of Directors of the Company, and at a strike price per option equal to (i) in the event of a change in control as indicated in Section 4.3.1.4.2.; or otherwise
                      (ii) US$5.

            MILESTONE                          NUMBER OF OPTIONS             CALCULATION DATE
-----------------------------------   -----------------------------------   -------------------
2003 Gross Profit                     4,500 * (Gross Profit- 6,000,000)/    December 31st, 2003
USD 6-9m                              3,000,000
                                      (Maximum of 4,500)

2003 Net Profit                       4,500 * (Net Profit / 4,000,000       December 31st, 2003
USD 2-4m                              (Maximum of 4,500)

2003 Binary Deal Incentive for                                              December 31st, 2003
completion of a Strategic Financing   13,500
Deal

         2.6.2 In the event of a Qualified Public Transaction, all stock options currently held by the employee (including stock earned to date as a Stock Option Incentive. the Calculation Date for which shall be the date of the Qualified Public Transaction), shall accelerate by 1 year

         2.6.3 In the event of a Change in Control, the additional terms outlined in Section 4.3 shall apply.

ARTICLE 3. TERMINATION

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3.1      GENERAL.

3.1.1 COMPANY RIGHT TO TERMINATE. The Company shall have the right to terminate the employment of the Employee at any time with or without Cause but the relative rights and obligations of the parties in the event of any such termination or resignation shall be determined under this Agreement.

3.1.2 Employee Right to Terminate. The Employee shall have the right to resign for any reason with 30 days notice to the Company, but the relative rights and obligations of the parties in the event of any such resignation shall be determined under this agreement ("Employee Resignation", and the date of notice by the Employee to the Company of which shall be the "Employee Resignation Date").

3.2      TERMINATION UNDER CERTAIN CIRCUMSTANCES.

         3.2.1 TERMINATION WITHOUT SEVERANCE BENEFITS. In the event the Employee's employment with the Company is terminated prior to the expiration of the Employment Term by reason of (i) the Employee's resignation for any or no reason, or (ii) the Employee's discharge by the Company for Cause or gross negligence, as determined by a majority of the Board of Directors and defined herein, this Agreement shall terminate including, without limitation, the Company's obligations to provide any compensation, benefits or severance to the Employee under Article III of this Agreement or otherwise, other than the Standard Termination Entitlements as defined in section 4.1.

         3.2.2 TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. Except in the event of a Change in Control, the Company will be obligated to provide the Standard Termination Entitlements as defined in Section 4.1 and Severance Benefits as defined in
                  Section 4.2 if either the Company terminates the employee's employment without Cause or the Employee resigns for Good Reason, subject to the Employee's compliance with Articles 5, 6, 7, 8, 9 and 10:

         3.2.3 TERMINATION UPON A CHANGE IN CONTROL. In the event of a Change of Control, the terms outlined in Section 4.3 shall apply.

3.3 LIQUIDATED DAMAGES. The Company and Employee hereby stipulate that the damages which may be incurred by the Employee as a consequence of any such termination of employment are not capable of accurate measurement as of the date first above written and that the liquidated damages payments provided for in this Agreement constitute a reasonable estimate under the circumstances of, and are in full satisfaction of, all damages sustained as a consequence of any such termination of employment.

ARTICLE 4. STANDARD TERMINATION ENTITLEMENTS; SEVERANCE BENEFITS.

4.1 STANDARD TERMINATION ENTITLEMENTS. For all purposes of this Agreement, the Employee's "Standard Termination Entitlements" shall mean and include, subject to the provisions outlined in Article 7: (a) the Employee's earned but unpaid compensation (including, without limitation, salary, bonus, and all other items which constitute wages under applicable law) as of the date of her termination of employment. This payment shall

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         be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after the date of the Employee's termination of employment; (b) the benefits, if any, due to the Employee (and the Employee's estate, surviving dependents or her designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs (including stock option plans) maintained for the benefit of the employees of the Company; and
         (c) all of the Employee's Employee Stock Options that have been deemed to have vested prior to the Employment Final Termination Date. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

4.2 SEVERANCE BENEFITS. For all purposes of this Agreement, the Employee's "Severance Benefits" shall mean and include:

         4.2.1 the payment of a lump sum amount equal to 3 multiplied by the Employee's monthly rate of Compensation Package Amount in effect immediately prior to her termination of employment; and

         4.2.2 for a period of six months after the Employee's termination of employment, direct payment by the Company to the carrier of the premiums due for any health insurance continuation coverage elected by the Employee under the Company group health plans pursuant to the Consolidated Budget Reconciliation of 1985; provided, however that in no event shall any payment be made under this Agreement if it would result in an excess parachute payment under section 280G of the Internal Revenue Code of 1986.

4.3      CHANGE IN CONTROL

         4.3.1 CHANGE IN CONTROL ADJUSTMENTS AND COMPENSATION. The "Change in Control Adjustments and Compensation" shall mean the following:

           4.3.1.1 CHANGE IN CONTROL EMPLOYMENT TERM. If a Change in Control occurs prior to the Employment Contract Termination Date then the Employment Term shall continue until the earlier of the Employment Final Termination Date or the Employment Change of Control Termination Date.

           4.3.1.2 CHANGE IN CONTROL SEVERANCE PAYMENT AMOUNT. If a Change in Control occurs prior to the Employment Contract Termination Date and the Company terminates the employee's employment without Cause or the Employee resigns for Good Reason prior to the Change in Control Audit Date, then the Employee will be entitled to a payment equal to the greater of 6 times the Monthly Rate of Compensation OR 12 months salary less any compensation paid to the employee during the period between the Change in Control and Employment Final Termination Date and the Company shall be obligated to provide the Standard Termination Entitlements as defined in Section 4.1 subject to the Employee's compliance with Articles 5,6,7,8,9 and 10. If a Change in Control occurs prior to the Employment Contract Termination Date and the Company terminates the employee's employment without Cause or the Employee resigns for Good Reason after the Change in Control Audit Date, then the severance payment in Section 4.2.1 shall apply.

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           4.3.1.3    CHANGE IN CONTROL HEALTH AND LIFE INSURANCE BENEFITS. If a
                      Change in Control occurs prior to the Employment Contract Termination Date then the Employee will be entitled to Company-paid contributions for health and life insurance premiums for the greater of six months or the number of months between the Employment Final Termination Date and the first anniversary of the Change in Control.

           4.3.1.4 CHANGE IN CONTROL EMPLOYEE STOCK OPTION ENTITLEMENTS. If a Change in Control occurs prior to the Employment Contract Termination Date then the Employee Stock Options will be modified to include the following provisions. In the event that the following terms are in breach of the laws of the People's Republic of China or any other jurisdiction, or if the Board of Directors prior a Change of Control decides to terminate or replace the Employee Stock Options or any related plans, or in the event of a dispute, the Company and Employee agree to effect whatever transaction or agreement necessary to preserve the intent and economic value represented by the terms outlined in this Section 4.3.1.4.

             4.3.1.4.1 VESTING OF EMPLOYEE STOCK OPTION AWARDS. The number of Employee Stock Options listed in Section 2.6.1.1. and the maximum number of Employee Stock Options listed in
                          Section 2.6.1.2. shall be deemed to have vested in full upon a Change of Control, the aggregate number of which shall be the "Total Stock Option Award", subject to the Strike Adjustment and Exercise Provisions outlined in Section 4.3.1.4.3.

             4.3.1.4.2 ADJUSTMENT TO THE EXERCISE AND STRIKE PROVISIONS OF EMPLOYEE STOCK OPTIONS. If a Change in Control occurs prior to the Employment Contract Termination Date, the strike price and exercise date and ability to exercise Employee Stock Options shall be as follows:

               4.3.1.4.2.1 NO EMPLOYEE RESIGNATION PRIOR TO CHANGE IN CONTROL AUDIT DATE. If the Employment Final Termination Date is after Change in Control Audit Date, and the Employee's Employment has not been terminated under the provision outlined in Section 3.1.2, then the Employee shall have the right to exercise 100% of the Employee Stock Options at a Strike Price of US$5 per Share Option on the Change in Control Stock Option Exercise Date. If a Change in Control is structured such that there are 2 Change in Control Stock Option Exercise Dates, then on the second Change in Control Stock Option Exercise Date, the Employee shall have the right to exercise 80% of the Employee Stock Options at a Strike Price of US$5 per Share Option and the Employee shall have the right to exercise the remaining 20% of the Employee Stock Options at a Strike Price of US$5 per Share Option 6 months after the Change in Control Audit Date.

               4.3.1.4.2.2 EMPLOYEE RESIGNATION PRIOR TO CHANGE IN CONTROL AUDIT DATE. If the Employee's Employment is terminated under the provision outlined in Section
                              3.1.2 prior to Change in Control Audit Date, then the following shall apply, subject to the Escrow

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                              Provisions outlined in Section 4.3.1.4.3.:

                 4.3.1.4.2.2.1 the Employee shall have the right to exercise the following number of Employee Stock Options at a Strike Price of US$5 per on the Change in Control Stock Option Exercise Date: The Change in Control Percentage of Stock Options of the Total Stock Option Award, plus an additional number of options equal to the Change in Control Remaining Percentage of Stock Options multiplied by percentage represented by the number of days between the Change of Control Date and the Employment Resignation Date divided by the total number of days between the Change of Control Date and Change in Control Audit Date, (the number of Stock Options referred to herein as the "Number of Stock Options Entitled to at Original Strike upon Change of Control and Early Resignation"), and

                 4.3.1.4.2.2.2 the Employee shall have the right, but not the obligation, to exercise the following number of Employee Stock Options at a Strike Price of US$9999 per share in full on the Change in Control Stock Option Exercise Date: The Change in Control Percentage of Stock Options of the Total Stock Option Award minus the Number of Stock Options Entitled to at Original Strike upon Change of Control and Early Resignation.

             4.3.1.4.3 ESCROW PROVISIONS: In the event that an Employee exercises any options after the date of a Change of Control and prior to the Change in Control Audit Date, the proceeds resulting from the exercise of such options shall be held in an escrow account at a reputable law firm appointed by the Board of Directors with the approval of the CEO of the Company for the benefit of the Employee until no earlier than Change in Control Audit Date. All related expenses derived from the Escrow Provisions shall be paid for by the Company.

           4.3.2 DEFINITION. Change in Control shall mean any one of the following:

             4.3.2.1 the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

             4.3.2.2 at least 49% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act")) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange
                          Act) at least 100% of the outstanding equity ownership interests in the Company; and

             4.3.2.3 at least 49% of the securities entitled to vote generally in the election of

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                          directors of the entity resulting from such
                          transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 100% of the securities entitled to vote generally in the election of directors of the Company.

             4.3.2.4      a complete liquidation or dissolution of the Company;
                          or

             4.3.2.5 the occurrence of any event if, immediately following such event, at least 49% of the members of the Board of Directors of the Company do not belong to any of the following groups: (a) individuals who were members of the Board of Directors of the Company on the date hereof; or (b) individuals who first became members of the Board of Directors of the Company after the date hereof either: (i) upon election to serve as a member of the Board of Directors of the Company by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or (ii) upon election by the stockholders of the Company to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination; provided, however, that such individual's election or nomination did not result from an actual or threatened contest for the election of directors or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of Directors of the Company.

             4.3.2.6 In no event, however, shall a Change in Control be deemed to have occurred as a result of (i) any acquisition of securities or assets of the Company or any subsidiary thereof, by the Company or any subsidiary thereof, or by any employee benefit plan maintained by any of in a transaction consummated prior to June 30, 2000 or (ii) any Qualified Public Transaction of the securities of the Company. For purposes of this section, the term "person" shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

ARTICLE 5. PROPRIETARY INFORMATION

The Employee shall enter into a Key Employee Invention Assignment and Confidentiality Agreement attached herein as Exhibit A and a Non-Compete Agreement attached herein as Exhibit B. The Employee agrees that the provisions of this Article 5, Exhibit A and Exhibit B are necessary to protect the interests of the Company or its Subsidiaries or Affiliates and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that the provisions of this Article 5 or any part thereof are unenforceable because of the duration or geographical scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision will be enforceable.

ARTICLE 6. NON-COMPETITION AND NON-SOLICITATION

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The Employee shall enter into a Key Employee Invention Assignment and
Confidentiality Agreement attached herein as Exhibit A and a Non-Compete Agreement attached herein as Exhibit B. The Employee agrees that the provisions of this Article 5, Exhibit A and Exhibit B are necessary to protect the interests of the Company or its Subsidiaries or Affiliates and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that the provisions of this Article 6 or any part thereof are unenforceable because of the duration or geographical scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision will be enforceable.

ARTICLE 7. THIS ARTICLE INTENTIONALLY OMITTED

ARTICE 8. REMEDIES

8.1 REMEDIES FOR CERTAIN BREACHES. If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of Articles 5, 6, or 7 hereof, the Company shall have the following rights and remedies: forfeiture of stock options, forfeiture of any severance or other termination benefits and damages associated with the Breach, each of which rights and remedies shall be independent of the others, and shall be severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available under law or in equity to the Company, the right and remedy to have the provisions of Articles 5, 6, and/or 7 enforced by any court in the State of New York, USA, it being acknowledged and agreed that any breach or threatened breach of Articles 5,6, and/or 7 hereof by the Employee will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

ARTICLE 9. DISPUTE RESOLUTION

9.1 DISPUTE RESOLUTION. Any dispute, controversy or claim, at any time arising out of this or relating to this Agreement, or the breach, termination or invalidity thereof (other than any dispute, controversy or claim pursuant to Articles 5,6, and/or 7 hereof, which may, at the option of the Company, be submitted to any court having jurisdiction), shall be referred to the Hong Kong courts for final and binding arbitration. Any arbitral award may be enforced through a judgment rendered in any court of competent jurisdiction.

ARTICLE 10. GENERAL PROVISIONS

10.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex, or telecopy, or facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above:

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         If to the Employee: c/o Linktone Ltd
                             Harbour Ring Plaza
                             18 Xi Zang Zhong Lu
                             Shanghai PRC 200001

         If to the Company: Linktone Ltd
                            Harbour Ring Plaza
                            18 Xi Zang Zhong Lu
                            Shanghai PRC 200001

10.2 ENTIRE AGREEMENT. This Agreement, taken together with Exhibit A and Exhibit B, shall constitute the entire agreement between the Employee and the Company with respect to the Company's employment of the Employee and supersedes any and all prior agreements and understandings, including but not limited to the Original Employment Agreements, written or oral, with respect thereto.

10.3 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced.

10.4 SUCCESSORS AND ASSIGNS. The personal services of the Employee are the subject of this Agreement and no part of the Employee's or the Company's rights or obligations hereunder may be assigned, transferred, pledged or encumbered by the Employee or the Company. This Agreement shall inure to the benefit of, and be binding upon (a) the parties hereto, (b) the heirs, administrators, executors and personal representatives of the Employee and (c) the successors and assigns of the Company as provided herein.

10.5 GOVERNING LAW AND VENUE. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the laws of the State of New York, USA, without giving effect to any conflicts of law provisions or rule, that would cause the application of the laws of any other jurisdiction .

10.6 SEVERABILITY. If any provisions of this Agreement, as applied to any part or to any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

10.7 SURVIVAL. The rights and obligations of the Company and Employee pursuant to Articles 3, 4, 5, 6, 7, 8 and 9 shall survive the termination of the Employee's employment with the Company and the expiration of the Employment Term.

10.8 CAPTIONS. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE

By: /s/ Mark Begert
    ------------------------------------
Mark Begert

Title: Chief Financial Officer

COMPANY

By: /s/ Jun Wu
    ------------------------------------

Name: Jun Wu

Title: Chairman of the Board

ATTEST

By: /s/ Guangxin Li
    ------------------------------------

Name:  Guangxin Li (Michael)

Address: 18 Xi Zang Zhong Lu
         Shanghai, PRC 200001

    Confidential       Copyright(C)2003 Linktone Ltd.         Page 14 of 22

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Exhibit A

        Key Employee Invention Assignment and Confidentiality Agreement

         In consideration of, and as a condition of my continued employment with Linktone Ltd., a Cayman Islands company (as contemplated in the employment agreement between Linktone Ltd. and me (the "Agreement")), or with any of its subsidiaries, including, without limitation, Shanghai Linktone Consulting Co., Ltd., Shanghai Huitong Information Co Ltd., Shanghai Weilan Computer Co. Ltd. and Shanghai Unilink Computer Co. Ltd. (collectively, the "Company"), I hereby represent to, and agree with, the Company as follows:

         I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined in Section 3 below), its rights in Inventions (as defined in Section 2 below) and in any other intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this "Agreement") as a condition of my continued employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, derivative works, formulas, processes, compositions of matter, techniques, know-how, computer software programs, databases, mask works and trade secrets (the "Inventions") that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets or mask works.

3. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the "Proprietary Information"). Such Proprietary Information includes but is not limited to any confidential and/or proprietary knowledge, data or information, any past, present or future Inventions, marketing plans, product plans, business strategies, financial information (including budgets and unpublished financial statements), licenses, prices and costs, forecasts, personal information, suppliers, customers and lists of either, information, trade secrets, patents, mask works, ideas, confidential knowledge, data or other proprietary information relating to new and existing products, processes, know-how, designs, formulas, developmental or experimental work, improvements, discoveries, designs and techniques, computer programs, data bases, other original works of authorship, employee information including the skills and compensation of other employees of Company, or other subject matter pertaining to any business of Company. I agree that Company may from time to time create a list of specific Proprietary Information and I will acknowledge any such lists in writing upon request.

4. Confidentiality. At all times, both during my employment and after its termination, I will

    Confidential       Copyright(C)2003 Linktone Ltd.         Page 15 of 22

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         keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

5. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me either alone or jointly with others, within the scope of my employment are "works for hire" under the United States Copyright Act and that the Company will be considered the author and owner of such copyrightable works. In the event that any such copyrightable works are not deemed to be "works made for hire," I hereby irrevocably assign all of my right, title and interest in and to such copyrightable works to Company. I agree that all Inventions that
         (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company's business or current or anticipated research and development (collectively, "Company Inventions"), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

6. Assignment of Other Rights. In addition to the foregoing assignment of Company Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (ii) any and all Moral Rights (as defined below) that I may have in or with respect to any Company Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Company Invention, even after termination of my work on behalf of the Company. "Moral Rights" mean any rights to claim authorship of a Company Invention, to object to or prevent the modification of any Company Invention, or to withdraw from circulation or control the publication or distribution of any Company Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

7. Assistance. For no consideration in addition to my salary or wages during my employment, I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company's Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company's request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights assigned hereunder to Company.

8. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention

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

         assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I did not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

9. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company's express prior written consent, provide services to, or assist in any manner, any business or third party which compete with the current or planned business of the Company.

10. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

11. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity. "Solicit" shall not include the placement of an advertisement in a publication of general circulation.

12. Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of Chinese law.

13. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement, without prejudice to any other rights or remedies that Company may have for a breach of this Agreement.

14. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of New York, without giving effect to that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then this Agreement will not be enforceable against such affected party and both parties agree to renegotiate such provision(s) in good faith.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

16. Titles and Headings. The titles, captions and headings of this Agreement are included for

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

         ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to "sections" and "exhibits" will mean "sections" and "exhibits" to this Agreement.

17. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

18. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

19. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

20. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

21. Not Employment Contract. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

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This Agreement shall be effective as of Effective Date.

COMPANY                                     EMPLOYEE:

By: /s/ Jun Wu                              /s/ Mark Begert
    ---------------------------             ------------------------------------
Jun Wu, Chairman                            Name: Mark Begert
Board of Directors                          Position: Chief Financial Officer

    Confidential       Copyright(C)2003 Linktone Ltd.         Page 19 of 22

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                                                                       Exhibit B

                              Non Compete Agreement

Dear Mark Begert,

         As an employee of Linktone Ltd., a Cayman Islands company (as contemplated in the employment agreement between Linktone Ltd. and me (the "Agreement")), or with any of its subsidiaries, including, without limitation, Shanghai Linktone Consulting Co., Ltd., Shanghai Huitong Information Co Ltd., Shanghai Weilan Computer Co. Ltd. and Shanghai Unilink Computer Co. Ltd., (collectively, the "Company"), you must execute and deliver a covenant not to compete with the Company during your employment and for 12 months thereafter. The terms and conditions set forth below, as applicable, shall, upon your acceptance thereof, become an agreement between you and the Company.

COVENANT NOT TO COMPETE

         It is hereby agreed that, from the date hereof and so long as you are an employee, consultant or serve in a similar capacity with the Company or any of its subsidiaries, you shall devote substantially all of your professional time to the Company and its subsidiaries and shall not participate in any manner in the management or operation of any business other than that of the Company and its subsidiaries or serving on the board of directors of the Company or any of its subsidiaries.

         If your are no longer employed by or acting as a consultant for the Company or its subsidiaries, you shall not be employed by or participate in any manner in the management or operation of any business or entity that is or may reasonably become a competitor of the Company or its subsidiaries until 12 months after the date of termination of employment with the Company or any subsidiary.

COMPANY RIGHTS IF YOU VIOLATE THIS AGREEMENT

         In the event that you do not comply with the terms of this Agreement, any profit sharing or stock options to which you would otherwise be entitled will be forfeited.

         In the event you do not comply with the terms of this Agreement, we also reserve the right to discharge you as an employee. Furthermore, we reserve the right to recover monetary damages from you, and we may also recover punitive damages to the extent permitted by law. In the event that monetary damages are an inadequate remedy for any harm suffered by us as a result of a breach of this Agreement by you, we may also seek other relief, including an order of specific performance or injunctive relief. You will not seek, and you agree to waive any requirement for, the securing or posting of a bond in connection with our seeking or obtaining such relief.

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         You further agree to indemnify and hold us harmless from any damages, losses, costs or liabilities (including legal fees and the costs of enforcing this indemnity agreement) arising out of or resulting from your failure to abide by the terms of this Agreement.

AT-WILL EMPLOYMENT

         You agree and understand that, except as may be provided in any employment agreement between you and the Company, your employment with the Company is "at-will," meaning that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. You agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company's personnel policies and procedures, may be changed at any time at-will by the Company. You understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of your employment with the Company. You also understand and agree that the at-will nature of employment with the Company can only be changed by the Chief Executive Officer or President of the Company in an express writing signed and dated by him or her and by you.

ACKNOWLEDGMENT

         You agree that, in light of the substantial benefits you will receive as our employee, the terms contained in this Agreement are necessary and reasonable in all respects and that the restrictions imposed on you are reasonable and necessary to protect our legitimate business interests. Additionally, you hereby acknowledge and agree that the restrictions imposed on you by this Agreement will not prevent you from obtaining employment in your field of expertise or cause you undue hardship.

GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the New York, without regard to any conflicts of laws provision thereof.

         By accepting this Agreement, you acknowledge that, given the nature of the Company's business, the provisions contained in this Agreement contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve the Company and to protect the Company's legitimate interests. If, however, the provisions of this Agreement are determined by any court of competent jurisdiction or any arbitrator to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect, or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and over the largest geographical area as to which it may be enforceable and to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court or arbitrator in such action.

         Please confirm your agreement with the foregoing by signing and returning directly to the undersigned the duplicate copy of this letter enclosed herewith.

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                                            Very truly yours,

                                            COMPANY

                                        By: /s/ Jun Wu
                                            ------------------------------------

                                            Jun Wu, Chairman
                                            Board of Directors

Accepted and Agreed to as
of the date first above written:

/s/ Mark Begert
----------------------------------
Name and Signature of Employee

    Confidential       Copyright(C)2003 Linktone Ltd.         Page 22 of 22